Exhibit 99.28

American Rebel Light Beer Builds Sales and Initial Placement Velocity with Independent Retailers Ahead of National Reset Season

Rebel Light Beer Early Adoption and Strong Sales Performance from Independents Retailers Validates Brand Strategy, Signals Continued Accelerated Growth, and Positions Brand for Regional and National Retail Chain Expansion During Critical Shelf Review Period

Nashville, TN, July 23, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel (americanrebel.com) and the creator of American Rebel Light Beer (americanrebelbeer.com) - America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer - continues its strategic retail expansion by announcing extraordinary performance across the independent class of trade.

Patriotism Meets Performance: 1,100+ New Independent Accounts Signal Rebel Light Beer Momentum

This strategically vital channel (Independent Accounts) now drives 57% of total sales and accounts for 80% of American Rebel Light Beer’s national distribution footprint, validating the company’s grassroots-first retail strategy and deep connection to local markets. Independent retailers aren’t just selling the brand—they’re amplifying its Patriotic mission, ethos, and authenticity across every shelf and aisle. In the past five months alone, American Rebel secured over 1,100 new independent accounts, averaging 200+ new placements monthly, which underscores the brand’s alignment with communities that share its values.

These accounts aren’t passive participants; they’re active brand builders. Through in-store promotions, consumer sampling activations, and boots-on-the-ground engagement, they’ve helped drive repeat purchases, regional awareness, and consistent sales velocity. It’s a relationship forged in loyalty and purpose—not just placement.

Event Exposure Converts to Shelf Space as Consumers Push for Local Availability – Fan’s Demand it, Retailers are Listening.

The momentum behind American Rebel Light Beer now extends far beyond independent retail—it’s being supercharged through high-profile brand activations and national visibility platforms. These include title sponsorships at premier NHRA events, flagship partnerships through TSR Nitro with motorsports legends Tony Stewart and four-time NHRA Funny Car World Champion Matt Hagan, and dynamic account activation at top-tier venues in Nashville. From Kid Rock’s Big Ass Honky Tonk to Tootsie’s, Rippy’s, Honky Tonk Central, and a full-scale takeover at the iconic Loser’s Midtown, American Rebel is earning prime placement in locations that attract high-volume consumer traffic and cultural influence. These experiential touchpoints aren’t just building awareness—they’re igniting organic demand. Across regional markets, fans who encounter the brand at these events and venues are returning home and asking local retailers to stock American Rebel Light Beer—creating actionable retail pressure and accelerating expansion.

“Our beverage division is seeing real pull-through from these national events,” said Andy Ross, CEO of American Rebel Holdings. “Patriotic consumers who connect with our brand at places like Eldora or the NHRA are going back to their communities and telling store managers, ‘We want Rebel Light here.’ This organic demand is helping us outperform our top-tier distribution goals. We’re not just opening new territories—we’re expanding with purpose. American Rebel Light Beer is better for you, made with all-natural ingredients, U.S.-sourced, U.S.-owned, and 100% committed to growing exclusively within the United States for customers who share our patriotic values.”

Fans experiencing the brand at these events are returning home and actively requesting it from retailers—placing direct pressure on regional chains and independents to stock the patriotic brew. This pull-through demand not only validates American Rebel’s branding strategy—it fortifies its market position heading into reset season.

Strategic Timing for Retail Expansion for American Rebel Light – America’s Patriotic Beer

To position for success, American Rebel Beverages brought on Pamela Turner as National Account Manager in February 2025, a key move within the company’s 2025 strategic growth plan. Pam brings extensive experience in chain account development and has already led coordinated outreach efforts while fielding a surge of inbound interest from major retailers, particularly across Food/Grocery and Convenience —the company’s initial chain focus. These conversations build on the brand’s strong existing presence in Liquor stores and Independent retail channels across active distribution regions, with plans to tackle Mass and Club channels next.

“ Reset season is where shelf space gets decided—and American Rebel Light Beer enters with momentum, metrics, and market validation. “ Pamela Turner, National Account Manager – American Rebel Beverages.

This grassroots momentum arrives at a critical inflection point for American Rebel Light Beer. With reset season fast approaching—late fall (August–October) and spring (January–April)—national and regional chains are preparing to evaluate shelf assortments for the coming cycles. This is when category managers make their decisions on which brands to add, expand, or remove from their retail programs. For American Rebel, this marks the opportunity to convert local traction into nationwide visibility and revenue scale.

“Our independent partners don’t just move product—they build momentum,” said Todd Porter, President of American Rebel Beverage. “This performance lights up the scoreboard heading into reset season, and we’re showing national retailers what American Rebel Light Beer can do as America’s fastest growing light beer.”

For American Rebel Holdings reset season is where distribution scale becomes forecastable. It’s the moment when real-time performance in independent stores informs high-value decisions at the chain level. American Rebel Light Beer enters this cycle with over 1,100+ new accounts, meaningful sell-through data, and a brand identity that deeply resonates with patriotic beer buyers—giving buyers confidence and giving American Rebel Beverage a clear path for continued growth.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel Holdings, Inc. is a diversified patriotic lifestyle company, delivering bold products that reflect American values. From its roots in branded safes and personal security to its breakout success with American Rebel Light Beer, the company is redefining the beverage and lifestyle markets.

Learn more at americanrebel.com/investor-relations

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

America’s Patriotic, God-Fearing, Constitution Loving, National Anthem Signing, Stand Your Ground Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion.

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia and now Mississippi. For more information about the launch events and the availability of American Rebel Beer, please visit americanrebelbeer.com or follow us on social media platforms (@AmericanRebelBeer).

American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.